April 25, 2007


Residential Accredit Loans, Inc.
8400 Normandale Lake Boulevard
Minneapolis, Minnesota  55437


        Re:    Residential Accredit Loans, Inc.
               Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QA3


Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (File No. 333-140610), filed by Residential Accredit Loans, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on February 12, 2007, and declared effective on April 5, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QA3 (the "Certificates"). The Certificates will be issued pursuant to a Series Supplement, dated as of April 1, 2007 to the Standard Terms of Pooling and Servicing Agreement, dated as of December 1, 2006, (together, the "Pooling and Servicing Agreement") as more particularly described in the prospectus dated April 9, 2007 and the prospectus supplement dated April 25, 2007, relating to the Certificates (together, the "Prospectus").

        We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

        Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Certificates have been duly executed and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.




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Residential Accredit Loans, Inc.
April 25, 2007
Page 2





        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.




                                      Very truly yours,




                                      /s/ORRICK, HERRINGTON & SUTCLIFFE LLP
                                      ORRICK, HERRINGTON & SUTCLIFFE LLP